Exhibit 99.1

MRC Global Announces Completion of Senior Secured Term Loan and

Asset Based Lending Facility Financings

HOUSTON, TX – September 25, 2017 – MRC Global Inc. (NYSE:MRC) announced today that it has completed its previously announced financings of a new $400 million seven-year senior secured Term Loan B and an amendment and extension of its global senior secured asset based lending (ABL) facility, with a new size in the amount of $800 million. The Term Loan B matures in September 2024, and the ABL facility expires in September 2022. Under the Term Loan B, the company may elect to pay interest either at a rate based on LIBOR, subject to a floor of 1.00%, plus a 350 basis point margin, or at an alternative base rate. Under the ABL facility, the company may elect to pay interest on outstanding loans from time to time at a rate based on LIBOR plus an applicable margin ranging from 1.75% to 1.25% (based on availability under the ABL facility), or at an alternative base rate. U.S. borrowings under the ABL facility prior to December 1, 2017 will be at LIBOR plus a 175 basis point margin.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “We have successfully extended the maturities of our debt facilities and at the same time taken advantage of a favorable credit market environment to lower our annual interest expense. These new arrangements provide us with the flexibility to continue to execute our long-term strategy in an improving energy market.”

The proceeds from the financings were used to pay off the company’s prior term loan tranche, which had a remaining balance of $414 million. In addition, the company will use the ABL facility for working capital and general corporate purposes. More details regarding these financings can be found in a Current Report on Form 8-K that the company will file with the U.S. Securities and Exchange Commission.

As previously announced, MRC Global expects to record a pre-tax charge related to the financing of the Term Loan B of approximately $4 million. In addition, the company expects to record an additional pre-tax charge of $3 million related to the amendment and extension of the ABL facility. These charges will be recorded in the quarter ending September 30, 2017.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website www.mrcglobal.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expects” and similar expressions are intended to identify forward-looking statements. Despite the company’s expectations of the estimated size of the pre-tax charges related to the financings, the size of these charges are only the company’s current estimations. The actual amounts of these charges will depend upon a final accounting of the fees and expenses associated with extinguishment and refinancing of the prior term loan and ABL facilities.

Contact:

Monica Broughton

Investor Relations

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847

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